Exhibit 99.1

News Release

For Immediate Release

GenCorp Completes Acquisition of Pratt & Whitney Rocketdyne from United Technologies Corporation

SACRAMENTO, Calif. – June 14, 2013 – GenCorp Inc. (NYSE: GY) announced today that it has completed the acquisition of substantially all operations of the Pratt & Whitney Rocketdyne business (Rocketdyne) from United Technologies Corporation (NYSE:UTX). GenCorp will combine Rocketdyne with Aerojet-General Corporation (Aerojet), a wholly-owned subsidiary of GenCorp, and the combined businesses will operate as Aerojet Rocketdyne, Inc., headquartered in Sacramento, California.

As part of the Rocketdyne transaction, GenCorp will acquire UTC’s 50% interest in the RD Amross joint venture following receipt of Russian regulatory approvals.

“Today is an exciting milestone in the history of GenCorp. This landmark transaction signals the transformation of two rocket propulsion companies into one extraordinary opportunity for the future,” said GenCorp President and CEO, Scott Seymour. “The addition of Rocketdyne almost doubles the size of our company and provides additional growth opportunities as we build upon the complementary capabilities of each legacy company, including their talented people and innovative technologies.”

“Combined, we bring decades of history that launched the first space age and put mission-critical technology into the hands of our warfighters,” Seymour continued. “Our vision for the future is a shared one. We have the best workforce in the industry and we are committed to 100% safety and mission success as we continue to deliver performance, drive innovation and create opportunity. We will continue to be a leader in the next space age.”

For more information about Aerojet Rocketdyne, please visit: http://www.Rocket.com.

About GenCorp
GenCorp is a diversified company providing innovative solutions to its customers in the aerospace and defense, energy and real estate markets. Additional information about the company can be obtained by visiting the company's website at http://www.GenCorp.com.

Contact information:
Investors: Kathy Redd, chief financial officer  916.355.2361
Media: Glenn Mahone, vice president, communications  202.302.9941
Investor Relations: Ron Samborsky, vice president, strategy  916-355-3610
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